EXHIBIT 99.1

ePlus Reports Fourth Quarter and Fiscal Year 2020 Financial Results

--Solid Fourth Quarter Performance Across Key Metrics--

--Strong Balance Sheet and Liquidity Position --

Fourth Quarter Ended March 31, 2020

•
Net sales increased 12.6% to $366.5 million; technology segment net sales increased 12.8% to $353.3 million; service revenues increased 8.6% to $48.9 million; financing segment net sales increased 7.8% to $13.2 million.

•	Adjusted gross billings increased 8.8% to $514.1 million.
•	Consolidated gross profit increased 13.0% to $91.8 million.
•	Consolidated gross margin was 25.1%, an increase of 10 basis points.
•	Net earnings decreased 12.0% to $13.2 million, reflecting $5.6 million of other income last year.
•	Adjusted EBITDA increased 20.0% to $23.5 million.
•	Diluted earnings per share decreased 11.6% to $0.99. Non-GAAP diluted earnings per share increased 20.4% to $1.24.

Fiscal Year Ended March 31, 2020

•
Net sales increased 15.7% to $1,588 million; technology segment net sales increased 15.1% to $1,530 million; service revenues increased 29.2% to $193.1 million; financing segment net sales increased 35.0% to $58.3 million.

•	Adjusted gross billings increased 16.1% to $2,228 million.
•	Consolidated gross profit increased 18.4% to $391.2 million.
•	Consolidated gross margin was 24.6%, an increase of 50 basis points.
•	Net earnings increased 9.3% to $69.1 million.
•	Adjusted EBITDA increased 18.9% to $119.4 million.
•	Diluted earnings per share increased 10.8% to $5.15. Non-GAAP diluted earnings per share increased 19.7% to $6.13.

HERNDON, VA – May 21, 2020 – ePlus inc. (NASDAQ:PLUS), a leading provider of technology and financing solutions, today announced financial results for the three months and fiscal year ended March 31, 2020.

Management Comment

“Fourth quarter results represented a strong finish to fiscal 2020, despite an impact from COVID-19.  We achieved double-digit growth in revenue, gross profit and adjusted EBITDA, reflecting our ongoing focus on IT solutions that are in high demand,” said Mark Marron, President and Chief Executive Officer.

“For fiscal 2020, net sales increased by 15.7% year-over-year, with strong contributions from both segments.  Services grew by 29% in fiscal 2020, reflecting greater demand for our expertise in assisting customers in designing, configuring, managing, and staffing their IT infrastructures.  Adjusted gross billings for security products and services increased over 15% year-on-year, and revenue grew 35% in our financing segment. Gross margin of 24.6% expanded 50 basis points, driving both operating leverage and adjusted EBITDA growth.

“With the onset of the COVID-19 health crisis, we prioritized the health and safety of our employees, customers, and partners, and quickly activated business continuity plans to ensure ePlus remained fully operational.  We implemented protocols to support our remote workforce and provided critical on-site staffing and engineering services in conformance with local ordinances and our customers’ COVID-19 requirements.  The transition was smooth and accentuates our agile work environment.  I am very proud of the tremendous effort and dedication shown by the ePlus team to transition our workforce, and provide exceptional service during a time of need by our customers.

“The financial impact of COVID-19 during the quarter was modest, as delayed or cancelled orders were mostly offset by new pandemic-related revenues, however the future is difficult to predict given the substantial impact of the pandemic on the overall economy.  We have minimal exposure to the hardest-hit industries, and a proven ability to pivot to meet customers’ new COVID-19-driven requirements such as enabling remote workers, strengthening network and data center capabilities, and increasing security, especially in the cloud.  With a strong balance sheet, we are  able to meet our customers’ needs and execute opportunistic initiatives to support our growth strategy.

Fourth Quarter Results

For the fourth quarter ended March 31, 2020 as compared to the fourth quarter of the prior fiscal year ended March 31, 2019:

Consolidated net sales increased 12.6% to $366.5 million, from $325.4 million.

Technology segment net sales increased 12.8% to $353.3 million, from $313.2 million primarily from an increase in sales to customers in the telecom, media and entertainment industry and the healthcare industry. Service revenues increased 8.6% to $48.9 million, from $45.0 million due to increases across all our services offerings including professional and managed services, and staff augmentation.

Adjusted gross billings increased 8.8% to $514.1 million due, in part, to organic growth and the acquisition of ABS Technology in August 2019.

Financing segment net sales increased 7.8% to $13.2 million, from $12.3 million, primarily due to an increase in transactional gains and other financing revenue.

Consolidated gross profit increased 13.0% to $91.8 million, from $81.3 million. Consolidated gross margin increased to 25.1% from 25.0% last year, due to higher product margins.

Operating expenses increased 10.7% to $73.9 million, from $66.8 million, primarily due to an increase in salaries and variable compensation and additional costs associated with the acquisition and operation of ABS Technology.  Our headcount increased 42 employees, or 2.7%, primarily from the acquisition.

Consolidated operating income increased 23.6% to $17.9 million.

Other expense of $0.2 million this year consists primarily of foreign currency transaction losses.  Last year we had other income of $5.6 million, which includes $5.4 million as a distribution from a legal claim and $0.2 million of interest income and foreign currency gains.

Our effective tax rate for the current quarter was 24.9%, compared with 24.8% in the prior year quarter.

Net earnings decreased 12.0% to $13.2 million.

Adjusted EBITDA increased 20.0% to $23.5 million, from $19.6 million.

Diluted earnings per share was $0.99, compared with $1.12 in the prior year quarter. Non-GAAP diluted earnings per share was $1.24, compared with $1.03 last year.

Fiscal Year 2020 Results

For the fiscal year ended March 31, 2020 as compared to the prior fiscal year ended March 31, 2019:

Consolidated net sales increased 15.7% to $1,588.4 million, from $1,372.7 million.

Technology segment net sales increased 15.1% to $1,530.1 million, from $1,329.5 million, mainly attributable to an increase in sales to customers in the telecom, media and entertainment industry as well as healthcare and technology industries. Service revenues increased 29.2% to $193.1 million, from $149.5 million.

Adjusted gross billings increased 16.1% to $2,227.9 million due, in part, to organic growth as well as the acquisitions of SLAIT Consulting, LLC in January 2019 and ABS Technology in August 2019.

Financing segment net sales increased 35.0% to $58.3 million, from $43.2 million, primarily due to an increase in transactional gains from several large government related transactions.

Consolidated gross profit increased 18.4% to $391.2 million, from $330.4 million. Consolidated gross margin improved 50 basis points to 24.6%, compared with 24.1% last year, due to higher product margins as well as higher service revenues.

Operating expenses increased 18.0% to $295.9 million, from $250.9 million, primarily due to an increase in salaries and variable compensation and additional costs associated with the acquisitions and operations of SLAIT Consulting, LLC and ABS Technology.

Consolidated operating income increased 19.8% to $95.3 million.

Other income was $0.7 million and $6.7 million for the years ended March 31, 2020 and 2019, respectively, primarily due to distributions from various legal claims.

Our effective tax rate for the current period was 28.0%, compared with 26.7% in the prior year.  The increase was due to a decrease in the tax benefit from the vesting of restricted stock.

Net earnings increased 9.3% to $69.1 million.

Adjusted EBITDA increased 18.9% to $119.4 million, from $100.4 million.

Diluted earnings per share was $5.15, compared with $4.65 in the prior year period. Non-GAAP diluted earnings per share was $6.13, compared with $5.12 last year.

Balance Sheet Highlights

As of March 31, 2020, ePlus had cash and cash equivalents of $86.2 million, compared with $79.8 million as of March 31, 2019.  Total stockholders' equity was $486.1 million, compared with $424.3 million as of March 31, 2019.  Total shares outstanding were 13.5 million and 13.6 million on March 31, 2020 and March 31, 2019, respectively.

Summary and Outlook

“Fiscal 2020 was a year of strong growth for ePlus, and we are well positioned in the marketplace to provide the digital infrastructure, cloud, and security solutions required by our customers.  We continue to execute on our strategy of expanding services, including our managed and helpdesk services, and our cloud hosted offerings to strengthen our annuity-type revenues.  Our industry-leading gross margin demonstrates the value of our service offerings in today’s dynamic marketplace.

“ePlus entered this challenging period with a strong balance sheet and a resilient business model.  We continue to innovate and develop our offerings which support remote workforces while securing and optimizing customer’s network, data, cloud, and collaboration infrastructure, and we remain well-positioned to support the next phase of IT evolution,” Mr. Marron concluded.

Recent Corporate Developments/Recognitions

•	In the month of May:
	o	ePlus announced that its Chief Financial Offer, Elaine Marion, was recognized by the Northern Virginia Technology Council as a finalist in the 2020 Greater Washington CFO awards.
•	In the month of April:
o
ePlus was engaged by a large financial institution to address an immediate and unexpected challenge to support 40,000 users to work from home. ePlus provided technical guidance to architect a solution and mobilized a team of engineers to rapidly build, configure, test, and deploy an extension of the organization’s existing CMware Horizon environment into Microsoft Azure.

o
ePlus announced that it is launching a new, informational webinar series, Secure Workforce Awareness Training (SWAT) to help enterprises better understand how to navigate cyber security technology with primarily remote workforces.

•	In the month of March:
	o	ePlus announced that CRN®, a brand of The Channel Company, has named ePlus to its 2020 Tech Elite 250 list.
•	In the month of February:
	o	ePlus announced that, ePlus Technology, inc., has been named to the CRN® 2020 Managed Service Provider (MSP) 500 list in the Elite category.
	o	ePlus announced the launch of a freshly designed and updated website, www.eplus.com, that serves as a visual showcase of the company’s broad capabilities across the technology spectrum.
o
ePlus announced the launch of Carrier Expense Management, a managed service that allows organizations to reduce the cost, time, and complexity of managing multiple carriers and telecom/connectivity contracts across the globe.

Conference Call Information

ePlus will hold a conference call and webcast at 4:30 p.m. ET on May 21, 2020:

Date:	May 21, 2020
Time:	4:30 p.m. ET
Live Call:	(844)-603-5099, domestic, (825) 312-2246, international
Replay:	(800) 585-8367, domestic, (416) 621-4642, international
Passcode:	7396374 (live and replay)
Webcast:	http://www.eplus.com/investors (live and replay)

The replay of this webcast will be available approximately two hours after the call and be available through May 28, 2020.

About ePlus inc.

ePlus is a leading consultative technology solutions provider that helps customers imagine, implement, and achieve more from their technology.  With the highest certifications from top technology partners and lifecycle services expertise across key areas including security, cloud, data center, collaboration, networking and emerging technologies, ePlus transforms IT from a cost center to a business enabler.  Founded in 1990, ePlus has more than 1,500 associates serving a diverse set of customers in the U.S., Europe, and Asia-Pac.  The Company is headquartered at 13595 Dulles Technology Drive, Herndon, VA, 20171.  For more information, visit www.eplus.com, call 888-482-1122, or email info@eplus.com.  Connect with ePlus on Facebook, LinkedIn, Twitter and Instagram.

ePlus, Where Technology Means More®.

ePlus® and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries.  The names of other companies and products mentioned herein may be the trademarks of their respective owners.

Forward-looking statements

Statements in this press release that are not historical facts may be deemed to be “forward-looking statements.”  Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation, the duration and impact of the COVID-19 pandemic, which could materially adversely affect our financial condition and results of operations and has resulted worldwide in governmental authorities imposing numerous unprecedented measures to try to contain the virus that has impacted and may further impact our workforce and operations, the operations of our customers, and those of our respective vendors, suppliers, and partners; national and international political instability fostering uncertainty and volatility in the global economy including exposure to fluctuation in foreign currency rates, interest rates and downward pressure on prices; reduction of vendor incentive programs; and restrictions on our access to capital necessary to fund our operations; our ability to successfully perform due diligence and integrate acquired businesses; disruptions or a security breach in our or our vendor’s IT systems and data and audio communication networks; the possibility of goodwill impairment charges in the future; significant adverse changes in, reductions in, or losses of relationships with one or more of our largest volume customers or vendors; the demand for and acceptance of, our products and services; our ability to adapt our services to meet changes in market developments; our ability to implement comprehensive plans for the integration of sales forces, cost containment, asset rationalization, systems integration and other key strategies; our ability to reserve adequately for credit losses; our ability to secure our own and our customers’ electronic and other confidential information and remain secure during a cyber-security attack; future growth rates in our core businesses; the impact of competition in our markets; our reliance on third parties to perform some of our service obligations to our customers; the possibility of defects in our products or catalog content data; our ability to adapt to changes in the IT industry and/or rapid changes in product offerings, including the proliferation of the cloud, infrastructure as a service and software as a service; our ability to realize our investment in leased equipment; maintaining and increasing advanced professional services by recruiting and retaining highly skilled, competent personnel and vendor certifications; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission.  All information set forth in this press release is current as of the date of this release and ePlus undertakes no duty or obligation to update this information.

Contact:
Kleyton Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150

ePlus inc. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	March 31, 2020	March 31, 2019
ASSETS

Current assets:
Cash and cash equivalents	$86,231	$79,816
Accounts receivable—trade, net	374,998	299,899
Accounts receivable—other, net	36,570	41,328
Inventories	50,268	50,493
Financing receivables—net, current	70,169	63,767
Deferred costs	22,306	17,301
Other current assets	9,256	7,499
Total current assets	649,798	560,103

Financing receivables and operating leases—net	74,158	59,032
Property, equipment and other assets	32,596	17,328
Goodwill	118,097	110,807
Other intangible assets—net	34,464	38,928
TOTAL ASSETS	$909,113	$786,198

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Current liabilities:
Accounts payable	$82,919	$86,801
Accounts payable—floor plan	127,416	116,083
Salaries and commissions payable	30,952	21,286
Deferred revenue	55,480	47,251
Recourse notes payable—current	37,256	28
Non-recourse notes payable—current	29,630	38,117
Other current liabilities	22,986	19,285
Total current liabilities	386,639	328,851

Non-recourse notes payable—long term	5,872	10,502
Deferred tax liability—net	2,730	4,915
Other liabilities	27,727	17,677
TOTAL LIABILITIES	422,968	361,945

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $.01 per share par value; 2,000 shares authorized; none outstanding	-	-
Common stock, $.01 per share par value; 25,000 shares authorized; 13,500 outstanding at March 31, 2020 and 13,611 outstanding at March 31, 2019	144	143
Additional paid-in capital	145,197	137,243
Treasury stock, at cost, 896 shares at March 31, 2020 and 693 shares at March 31, 2019	(68,424)	(53,999)
Retained earnings	410,219	341,137
Accumulated other comprehensive income—foreign currency translation adjustment	(991)	(271)
Total Stockholders' Equity	486,145	424,253
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$909,113	$786,198

ePlus inc. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended March 31,		Year Ended March 31,
	2020	2019	2020	2019

Net sales
Product	$317,621	$280,460	$1,395,288	$1,223,195
Services	48,855	44,974	193,116	149,478
Total	366,476	325,434	1,588,404	1,372,673

Cost of sales
Product	244,638	216,662	1,076,773	952,464
Services	30,013	27,500	120,440	89,821
Total	274,651	244,162	1,197,213	1,042,285

Gross profit	91,825	81,272	391,191	330,388

Selling, general, and administrative	69,782	62,683	279,182	237,082
Depreciation and amortization	3,489	3,574	14,156	11,824
Interest and financing costs	676	545	2,574	1,948
Operating expenses	73,947	66,802	295,912	250,854

Operating income	17,878	14,470	95,279	79,534

Other income (expense)	(232)	5,556	680	6,696

Earnings before taxes	17,646	20,026	95,959	86,230

Provision for income taxes	4,400	4,974	26,877	23,038

Net earnings	$13,246	$15,052	$69,082	$63,192

Net earnings per common share—basic	$0.99	$1.12	$5.18	$4.70
Net earnings per common share—diluted	$0.99	$1.12	$5.15	$4.65

Weighted average common shares outstanding—basic	13,318	13,391	13,327	13,448
Weighted average common shares outstanding—diluted	13,390	13,491	13,415	13,578

Technology Segment
	Three Months Ended March 31,			Year Ended March 31,
	2020	2019	% Change	2020	2019	% Change
	(in thousands)			(in thousands)

Net sales
Product	$304,402	$268,203	13.5%	$1,337,022	$1,180,042	13.3%
Services	48,855	44,974	8.6%	193,116	149,478	29.2%
Total	353,257	313,177	12.8%	1,530,138	1,329,520	15.1%

Cost of sales
Product	243,601	214,726	13.4%	1,069,110	945,037	13.1%
Services	30,013	27,500	9.1%	120,440	89,821	34.1%
Total	273,614	242,226	13.0%	1,189,550	1,034,858	14.9%

Gross profit	79,643	70,951	12.3%	340,588	294,662	15.6%

Selling, general, and administrative	66,508	59,913	11.0%	264,123	226,112	16.8%
Depreciation and amortization	3,461	3,569	(3.0%)	14,016	11,812	18.7%
Interest and financing costs	294	-	nm	294	-	nm
Operating expenses	70,263	63,482	10.7%	278,433	237,924	17.0%

Operating income	$9,380	$7,469	25.6%	$62,155	$56,738	9.5%
Adjusted gross billings	$514,130	$472,391	8.8%	$2,227,885	$1,918,995	16.1%
Adjusted EBITDA	$14,945	$12,503	19.5%	$85,840	$77,202	11.2%

Technology Segment Net Sales by Customer End Market
	Twelve Months Ended March 31,
	2020	2019	% Change

Technology	21%	22%	(1%)
Telecom, Media, & Entertainment	19%	13%	6%
SLED	16%	17%	(1%)
Healthcare	15%	15%	-
Financial Services	13%	15%	(2%)
All others	16%	18%	(2%)
Total	100%	100%

Financing Segment
	Three Months Ended March 31,			Year Ended March 31,
	2020	2019	% Change	2020	2019	% Change
	(in thousands)			(in thousands)

Net sales	$13,219	$12,257	7.8%	$58,266	$43,153	35.0%
Cost of sales	1,037	1,936	(46.4%)	7,663	7,427	3.2%
Gross profit	12,182	10,321	18.0%	50,603	35,726	41.6%

Selling, general, and administrative	3,274	2,770	18.2%	15,059	10,970	37.3%
Depreciation and amortization	28	5	460.0%	140	12	1,066.7%
Interest and financing costs	382	545	(29.9%)	2,280	1,948	17.0%
Operating expenses	3,684	3,320	11.0%	17,479	12,930	35.2%

Operating income	$8,498	$7,001	21.4%	$33,124	$22,796	45.3%
Adjusted EBITDA	$8,586	$7,108	20.8%	$33,519	$23,213	44.4%

ePlus inc. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP INFORMATION

We included reconciliations below for the following non-GAAP information: (i) Adjusted Gross Billings, (ii) Adjusted EBITDA, (iii) Segment Adjusted EBITDA, (iv) non-GAAP Net Earnings and (v) non-GAAP Net Earnings per Common Share - Diluted.

We define adjusted gross billings as our technology segment net sales calculated in accordance with GAAP, adjusted to exclude the costs incurred related to sales of third-party maintenance, software assurance and subscription/SaaS licenses, and services.

We define adjusted EBITDA as net earnings calculated in accordance with GAAP, adjusted for the following: interest expense, depreciation and amortization, share based compensation, acquisition and integration expense, provision for income taxes, and other income (expense). Segment adjusted EBITDA is defined as operating income calculated in accordance with GAAP, adjusted for interest expense, share based compensation, acquisition and integration expenses, and depreciation and amortization. We consider the interest on notes payable from our financing segment and depreciation expense presented within cost of sales, which includes depreciation on assets financed as operating leases, to be operating expenses.

Non-GAAP net earnings and non-GAAP net earnings per common share – diluted are based on net earnings calculated in accordance with GAAP, adjusted to exclude other income (expense), share based compensation, and acquisition related amortization expense, and the related tax effects.

Our use of non-GAAP information as analytical tools has limitations, and you should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. In addition, other companies, including companies in our industry, might calculate non-GAAP adjusted gross billings, adjusted EBITDA, non-GAAP net earnings and non-GAAP net earnings per common share or similarly titled measures differently, which may reduce their usefulness as comparative measures.

	Three Months Ended March 31,		Year Ended March 31,
	2020	2019	2020	2019
	(in thousands)

Technology segment net sales	$353,257	$313,177	$1,530,138	$1,329,520
Costs incurred related to sales of third-party maintenance, software assurance and subscription / SaaS licenses, and services	160,873	159,214	697,747	589,475
Adjusted gross billings	$514,130	$472,391	$2,227,885	$1,918,995

	Three Months Ended March 31,		Year Ended March 31,
	2020	2019	2020	2019
	(in thousands)
Consolidated
Net earnings	$13,246	$15,052	$69,082	$63,192
Provision for income taxes	4,400	4,974	26,877	23,038
Depreciation and amortization [1]	3,489	3,574	14,156	11,824
Share based compensation	1,933	1,826	7,954	7,244
Acquisition and integration expense	(63)	(259)	1,676	1,813
Interest and financing costs	294	-	294	-
Other (income) expense [2]	232	(5,556)	(680)	(6,696)
Adjusted EBITDA	$23,531	$19,611	$119,359	$100,415

	Three Months Ended March 31,		Year Ended March 31,
	2020	2019	2020	2019
	(in thousands)
Technology Segment
Operating income	$9,380	$7,469	$62,155	$56,738
Depreciation and amortization [1]	3,461	3,569	14,016	11,812
Share based compensation	1,873	1,724	7,699	6,839
Acquisition and integration expense	(63)	(259)	1,676	1,813
Interest and financing costs	294	-	294	-
Adjusted EBITDA	$14,945	$12,503	$85,840	$77,202

Financing Segment
Operating income	$8,498	$7,001	$33,124	$22,796
Depreciation and amortization [1]	28	5	140	12
Share based compensation	60	102	255	405
Adjusted EBITDA	$8,586	$7,108	$33,519	$23,213

	Three Months Ended March 31,		Year Ended March 31,
	2020	2019	2020	2019
	(in thousands)
GAAP: Earnings before taxes	$17,646	$20,026	$95,959	$86,230
Share based compensation	1,933	1,826	7,954	7,244
Acquisition and integration expense	(63)	(259)	1,676	1,813
Acquisition related amortization expense [3]	2,264	2,388	9,217	7,423
Other (income) expense [2]	232	(5,556)	(680)	(6,696)
Non-GAAP: Earnings before taxes	22,012	18,425	114,126	96,014

GAAP: Provision for income taxes	4,400	4,974	26,877	23,038
Share based compensation	482	454	2,218	1,988
Acquisition and integration expense	(16)	(64)	490	522
Acquisition related amortization expense [3]	549	573	2,487	1,916
Other (income) expense [2]	58	(1,380)	(200)	(1,702)
Tax benefit on restricted stock	-	-	87	672
Non-GAAP: Provision for income taxes	5,473	4,557	31,959	26,434

Non-GAAP: Net earnings	$16,539	$13,868	$82,167	$69,580

	Three Months Ended March 31,		Year Ended March 31,
	2020	2019	2020	2019

GAAP: Net earnings per common share – diluted	$0.99	$1.12	$5.15	$4.65

Share based compensation	0.11	0.10	0.43	0.38
Acquisition and integration expense	-	(0.01)	0.09	0.09
Acquisition related amortization expense [3]	0.13	0.13	0.51	0.40
Other (income) expense [2]	0.01	(0.31)	(0.04)	(0.35)
Tax benefit on restricted stock	-	-	(0.01)	(0.05)
Total non-GAAP adjustments – net of tax	$0.25	$(0.09)	$0.98	$0.47

Non-GAAP: Net earnings per common share – diluted	$1.24	$1.03	$6.13	$5.12

[1] Amount consists of depreciation and amortization for assets used internally.
[2] Interest income and foreign currency transaction gains and losses.
[3] Amount consists of amortization of intangible assets from acquired businesses.